Press Release

May 6, 2024
Otter Tail Corporation Announces First Quarter Earnings and Increases 2024 Annual Earnings Guidance
FERGUS FALLS, Minnesota - Otter Tail Corporation (Nasdaq: OTTR) today announced financial results for the quarter ended March 31, 2024.
SUMMARY
•Diluted earnings per share increased 19% to $1.77 per share compared to the first quarter of 2023.
•Midpoint of 2024 earnings guidance increased 21% to $6.38 per share.
•Return on equity of 22% over the trailing twelve months.
CEO OVERVIEW
“We are pleased with our overall first quarter financial results,” said President and CEO Chuck MacFarlane, “as our team members navigate changing market conditions and we continue to benefit from our diversified business model. Plastics segment earnings increased 39 percent as compared to the first quarter of 2023 due to higher sales volumes driven by customer sales volume growth and strong distributor and end market demand. Electric segment earnings decreased modestly, primarily driven by weather related headwinds as our service territories experienced a much warmer than normal start to the year. Manufacturing segment earnings decreased 23 percent due to lower sales volumes.
“Otter Tail Power continues to execute on its key regulatory priorities, including an ongoing general rate case in North Dakota and our Integrated Resource Plan. In April, Otter Tail Power, the Minnesota Department of Commerce and three labor organizations entered into a settlement agreement for our Integrated Resource Plan, recommending the Minnesota Public Utilities Commission approve directly assigning new solar and wind generation resources to Minnesota customers, adding on-site liquefied natural gas storage at Astoria Station and limiting the dispatch of the Minnesota portion of Coyote Station to emergency events. We anticipate the Minnesota Commission scheduling a hearing to decide the outcome of our Integrated Resource Plan in the second quarter of 2024.
“Our Manufacturing segment continues to navigate changing market conditions amid mixed end market demand and normalizing customer inventory levels. In response to the decline in sales volumes, we are taking action to manage costs and drive operational efficiencies.
“Our Plastics segment continues to capitalize on favorable market conditions. Sales volumes are returning to more normal levels following distributor destocking efforts throughout much of last year. Our team continues to effectively manage construction of our expansion project in Arizona and looks forward to bringing the first phase of additional capacity online in the latter half of 2024.
“We are increasing our 2024 diluted earnings per share guidance to a range of $6.23 to $6.53 from our initial range of $5.13 to $5.43 due primarily to stronger than expected Plastics segment performance.”
QUARTERLY DIVIDEND
On May 3, 2024, the corporation’s Board of Directors declared a quarterly common stock dividend of $0.4675 per share. This dividend is payable June 10, 2024 to shareholders of record on May 15, 2024.
CASH FLOWS AND LIQUIDITY
Our consolidated cash provided by operating activities for the three months ended March 31, 2024 was $71.9 million compared to $55.6 million for the three months ended March 31, 2023, with the increase primarily due to increased earnings from our Plastics segment.
Investing activities for the three months ended March 31, 2024 included capital expenditures of $74.0 million, primarily related to capital investments within our Electric segment, including investments in our wind repowering projects, and continued investments in our facility expansion projects in Arizona and Georgia. Financing activities for the three months ended March 31, 2024 included the issuance of $120.0 million of long-term debt at Otter Tail Power; the proceeds of which were used to repay short-term borrowings of $81.4 million, fund construction expenditures, and support operating activities. Financing activities for the three months ended March 31, 2024 also included dividend payments of $19.6 million.
As of March 31, 2024, we had $170.0 million and $160.9 million of available liquidity under our Otter Tail Corporation and Otter Tail Power Credit Agreements, respectively, along with $238.2 million of available cash and cash equivalents, for total available liquidity of $569.1 million.

SEGMENT PERFORMANCE
Electric Segment

	Three Months Ended March 31,
($ in thousands)	2024	2023	Change	% Change
Operating Revenues	$141,488	$151,909	$(10,421)	(6.9)%
Net Income	22,470	23,221	(751)	(3.2)

Retail MWh Sales	1,580,851	1,635,246	(54,395)	(3.3)%
Heating Degree Days	2,913	3,732	(819)	(21.9)
The following table shows heating degree days (HDDs) as a percent of normal.

	Three Months Ended March 31,
	2024	2023
HDDs	84.4%	108.2%
The following table summarizes the estimated effect on diluted earnings per share of the difference in retail kilowatt-hour (kwh) sales under actual weather conditions and expected retail kwh sales under normal weather conditions in 2024 and 2023.

	2024 vs Normal	2024 vs 2023	2023 vs Normal
Effect on Diluted Earnings Per Share	$(0.06)	$(0.09)	$0.03
Operating Revenues decreased $10.4 million primarily due to a $14.3 million decrease in fuel recovery revenues and a $5.5 million decrease in retail revenue due to the impact of unfavorable weather, partially offset by increased rider revenue, the impact of an interim rate increase in North Dakota, increased wholesale revenue, and higher commercial and industrial sales. The decrease in fuel recovery revenues was primarily due to lower purchased power volumes driven by increased company generation and the unseasonably warm weather in much of our service territory. Increases in rider revenue included the recovery of costs related to our wind repowering projects and other rate base investments. An interim rate increase went into effect for North Dakota customers on January 1, 2024 in connection with our current rate case filed in November 2023.
Net Income decreased $0.8 million primarily due to the impact of unfavorable weather, increased operating and maintenance expenses, driven by higher labor costs, and increased depreciation expense, partially offset by increased rider revenue, the interim rate increase in North Dakota, and increased commercial and industrial sales.
Manufacturing Segment

	Three Months Ended March 31,
(in thousands)	2024	2023	$ Change	% Change
Operating Revenues	$99,380	$106,782	$(7,402)	(6.9)%
Net Income	5,261	6,862	(1,601)	(23.3)
Operating Revenues decreased $7.4 million primarily due to decreased sales volumes at both of our manufacturing businesses. T.O. Plastics, our plastics thermoforming manufacturer, experienced a 35% decrease in sales volumes compared to the same period last year, primarily attributable to decreased sales of horticulture products as customers continue to reduce inventory levels and aim to return to more normal seasonal inventory stocking levels. BTD Manufacturing, our contract metal fabricator, experienced a 5% decrease in sales volumes compared to the same period last year. Sales volumes declined primarily in the lawn and garden and energy end markets, while demand remained relatively strong in other segments, including the recreational vehicle, agriculture, and industrial end markets.
Net Income decreased $1.6 million primarily due to decreased sales volumes, as described above, as well as decreased profit margins at T.O. Plastics driven by reduced leverage of fixed manufacturing costs resulting from decreased production and sales volumes.

Plastics Segment

	Three Months Ended March 31,
(in thousands)	2024	2023	$ Change	% Change
Operating Revenues	$106,200	$80,390	$25,810	32.1%
Net Income	46,740	33,686	13,054	38.8
Operating Revenues increased $25.8 million primarily due to a 56% increase in sales volumes driven by customer sales volume growth and strong distributor and end market demand. Sales volumes in the first quarter of 2023 were significantly impacted by distributor destocking efforts as distributors managed inventory levels amid uncertain market conditions. Increased sales volumes in the first quarter of 2024 were partially offset by a 15% decrease in sales prices compared to the same period last year. As market dynamics have begun to normalize, sales prices have declined at a modest pace after peaking in mid-2022.
Net Income increased $13.1 million primarily due to increased sales volumes, as described above, and decreased material costs. Resin and other input material costs decreased 27% compared to the same period last year as supply conditions improved.
Corporate

	Three Months Ended March 31,
(in thousands)	2024	2023	$ Change	% Change
Net Loss	$(133)	$(1,288)	$1,155	(89.7)%
Net Loss at our corporate cost center decreased primarily due to increased investment income earned on our short-term cash equivalent investments due to an increase in the cash available for investment and an increase in interest rates.
2024 BUSINESS OUTLOOK
We are increasing our 2024 diluted earnings per share range to $6.23 to $6.53. We expect our earnings mix in 2024, based on our updated guidance, to be approximately 34% from our Electric segment and 66% from our Manufacturing and Plastics segments, net of corporate costs.
The segment components of our 2024 diluted earnings per share guidance compared with actual earnings for 2023 are as follows:

		2024 EPS Guidance		2024 EPS Guidance
	2023 EPS by Segment	February 12, 2024		May 6, 2024
		Low	High	Low	High
Electric	$2.01	$2.13	$2.17	$2.13	$2.17
Manufacturing	0.51	0.51	0.55	0.45	0.49
Plastics	4.47	2.62	2.81	3.78	3.97
Corporate	0.01	(0.13)	(0.10)	(0.13)	(0.10)
Total	$7.00	$5.13	$5.43	$6.23	$6.53
Return on Equity	22.1%	14.3%	15.1%	17.1%	17.8%
The following items contribute to our revised 2024 earnings guidance:
Electric Segment - We are maintaining our guidance, expecting earnings to increase 7% over 2023.
Manufacturing Segment - We are decreasing our segment earnings guidance based on:
•Anticipated lower sales volumes within certain end markets, including horticulture, lawn and garden, recreational vehicle and agriculture, as distributor inventory levels normalize and end market demand softens.
•Declining operating margins as lower production and sales volumes negatively impact leverage of our fixed manufacturing costs.
•Reduced research and development tax credits from a reduction in associated cost.
Plastics Segment - We are increasing our segment earnings guidance based on:
•Continued strength in product sales prices as the rate of decline continues to be slower than our previous expectations.
•Increased sales volumes as end market demand has strengthened and distributors are rebuilding depleted inventories.
Corporate Costs - We are maintaining our corporate cost guidance.
CONFERENCE CALL AND WEBCAST
The corporation will host a live webcast on Tuesday, May 7, 2024, at 10:00 a.m. CT to discuss its financial and operating performance.
The presentation will be posted on our website before the webcast. To access the live webcast, go to www.ottertail.com/presentations and select “Webcast.” Please allow time prior to the call to visit the site and download any software needed to listen in. An archived copy of the webcast will be available on our website shortly after the call.

If you are interested in asking a question during the live webcast, visit and follow the link provided in the press release announcing the upcoming conference call.
FORWARD-LOOKING STATEMENTS
Except for historical information contained here, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “can,” “could,” “estimate,” “expect,” “future,” “goal,” “intend,” “likely,” “may,” “outlook,” “plan,” “possible,” “potential,” “predict,” “probable,” “projected,” “should,” “target,” “will,” “would” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of management. Forward-looking statements made herein, which may include statements regarding 2024 earnings and earnings per share, long-term earnings, earnings per share growth and earnings mix, anticipated levels of energy generation from renewable resources, anticipated reductions in carbon dioxide emissions, future investments and capital expenditures, rate base levels and rate base growth, future raw materials costs, future raw materials availability and supply constraints, future operating revenues and operating results, and expectations regarding regulatory proceedings, as well as other assumptions and statements, involve known and unknown risks and uncertainties that may cause our actual results in current or future periods to differ materially from the forecasted assumptions and expected results. The Company’s risks and uncertainties include, among other things, uncertainty of future investments and capital expenditures, rate base levels and rate base growth, risks associated with energy markets, the availability and pricing of resource materials, inflationary cost pressures, attracting and maintaining a qualified and stable workforce, changing macroeconomic and industry conditions that impact the demand for our products, pricing and margin, long-term investment risk, seasonal weather patterns and extreme weather events, counterparty credit risk, future business volumes with key customers, reductions in our credit ratings, our ability to access capital markets on favorable terms, assumptions and costs relating to funding our employee benefit plans, our subsidiaries’ ability to make dividend payments, cybersecurity threats or data breaches, the impact of government legislation and regulation including foreign trade policy and environmental, health and safety laws and regulations, changes in tax laws and regulations, the impact of climate change including compliance with legislative and regulatory changes to address climate change, expectations regarding regulatory proceedings, including state utility commission approval of resource plans, assigned service areas, the siting and construction of major facilities, capital structure, and allowed customer rates, and operational and economic risks associated with our electric generating and manufacturing facilities. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information.
Category: Earnings
About the Corporation: Otter Tail Corporation, a member of the S&P SmallCap 600 Index, has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.
Media Contact:    Stephanie Hoff, Director of Corporate Communications, (218) 739-8535
Investor Contact:    Beth Eiken, Manager of Investor Relations, (701) 451-3571
# # #

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months Ended March 31,
(in thousands, except per-share amounts)	2024	2023
Operating Revenues
Electric	$141,488	$151,909
Product Sales	205,580	187,172
Total Operating Revenues	347,068	339,081
Operating Expenses
Electric Production Fuel	17,694	11,492
Electric Purchased Power	22,521	41,825
Electric Operating and Maintenance Expense	47,977	45,549
Cost of Products Sold (excluding depreciation)	114,723	112,369
Nonelectric Selling, General, and Administrative Expenses	18,914	18,699
Depreciation and Amortization	25,897	23,856
Electric Property Taxes	4,367	4,621
Total Operating Expenses	252,093	258,411
Operating Income	94,975	80,670
Other Income and (Expense)
Interest Expense	(9,850)	(9,415)
Nonservice Components of Postretirement Benefits	2,442	2,412
Other Income (Expense), net	4,579	2,118
Income Before Income Taxes	92,146	75,785
Income Tax Expense	17,808	13,304
Net Income	$74,338	$62,481

Weighted-Average Common Shares Outstanding:
Basic	41,724	41,632
Diluted	42,033	41,977
Earnings Per Share:
Basic	$1.78	$1.50
Diluted	$1.77	$1.49

OTTER TAIL CORPORATION
CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31,	December 31,
(in thousands)	2024	2023
Assets
Current Assets
Cash and Cash Equivalents	$238,158	$230,373
Receivables, net of allowance for credit losses	195,674	157,143
Inventories	148,194	149,701
Regulatory Assets	9,175	16,127
Other Current Assets	16,742	16,826
Total Current Assets	607,943	570,170
Noncurrent Assets
Investments	66,110	62,516
Property, Plant and Equipment, net of accumulated depreciation	2,459,189	2,418,375
Regulatory Assets	96,682	95,715
Intangible Assets, net of accumulated amortization	6,568	6,843
Goodwill	37,572	37,572
Other Noncurrent Assets	51,968	51,377
Total Noncurrent Assets	2,718,089	2,672,398
Total Assets	$3,326,032	$3,242,568

Liabilities and Shareholders' Equity
Current Liabilities
Short-Term Debt	$—	$81,422
Accounts Payable	92,170	94,428
Accrued Salaries and Wages	21,922	38,134
Accrued Taxes	26,486	26,590
Regulatory Liabilities	33,513	25,408
Other Current Liabilities	34,383	43,775
Total Current Liabilities	208,474	309,757
Noncurrent Liabilities and Deferred Credits
Pensions Benefit Liability	32,945	33,101
Other Postretirement Benefits Liability	27,501	27,676
Regulatory Liabilities	277,056	276,547
Deferred Income Taxes	246,560	237,273
Deferred Tax Credits	14,985	15,172
Other Noncurrent Liabilities	77,511	75,977
Total Noncurrent Liabilities and Deferred Credits	676,558	665,746
Commitments and Contingencies
Capitalization
Long-Term Debt	943,536	824,059
Shareholders’ Equity
Common Shares	208,918	208,553
Additional Paid-In Capital	426,358	426,963
Retained Earnings	861,127	806,342
Accumulated Other Comprehensive Income	1,061	1,148
Total Shareholders' Equity	1,497,464	1,443,006
Total Capitalization	2,441,000	2,267,065
Total Liabilities and Shareholders' Equity	$3,326,032	$3,242,568

OTTER TAIL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended March 31,
(in thousands)	2024	2023
Operating Activities
Net Income	$74,338	$62,481
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	25,897	23,856
Deferred Tax Credits	(187)	(186)
Deferred Income Taxes	7,859	8,028
Investment Gains	(2,385)	(1,829)
Stock Compensation Expense	5,514	5,269
Other, net	(874)	93
Change in Operating Assets and Liabilities:
Receivables	(38,531)	(31,049)
Inventories	1,920	1,460
Regulatory Assets	7,338	7,147
Other Assets	537	5,278
Accounts Payable	8,195	(7,387)
Accrued and Other Liabilities	(24,372)	(19,617)
Regulatory Liabilities	9,365	4,420
Pension and Other Postretirement Benefits	(2,701)	(2,411)
Net Cash Provided by Operating Activities	71,913	55,553
Investing Activities
Capital Expenditures	(74,044)	(98,101)
Proceeds from Disposal of Noncurrent Assets	2,499	1,030
Purchases of Investments and Other Assets	(4,331)	(3,308)
Net Cash Used in Investing Activities	(75,876)	(100,379)
Financing Activities
Net Borrowings (Repayments) on Short-Term Debt	(81,422)	52,650
Proceeds from Issuance of Long-Term Debt	120,000	—
Dividends Paid	(19,553)	(18,256)
Payments for Shares Withheld for Employee Tax Obligations	(5,754)	(3,088)
Other, net	(1,523)	(1,396)
Net Cash Provided by Financing Activities	11,748	29,910
Net Change in Cash and Cash Equivalents	7,785	(14,916)
Cash and Cash Equivalents at Beginning of Period	230,373	118,996
Cash and Cash Equivalents at End of Period	$238,158	$104,080

OTTER TAIL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended March 31,
(in thousands)	2024	2023
Operating Revenues
Electric	$141,488	$151,909
Manufacturing	99,380	106,782
Plastics	106,200	80,390
Total Operating Revenues	$347,068	$339,081

Operating Income (Loss)
Electric	$29,042	$30,096
Manufacturing	7,413	9,509
Plastics	63,305	45,683
Corporate	(4,785)	(4,618)
Total Operating Income	$94,975	$80,670

Net Income (Loss)
Electric	$22,470	$23,221
Manufacturing	5,261	6,862
Plastics	46,740	33,686
Corporate	(133)	(1,288)
Total Net Income	$74,338	$62,481